    WORLD MONITOR TRUST--
    SERIES B

    MONTHLY REPORT/
    NOVEMBER 26, 1999

         WORLD MONITOR TRUST--SERIES B
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from October 30, 1999 to November 26, 1999 for World Monitor Trust--Series B (the 'Trust'). The net asset value of an interest as of November 26, 1999 was $123.76, a decrease of 0.19% from the October 29, 1999 value of $123.99. The 1999 calendar year-to-date return for the Trust was an increase of 10.52% as of November 26, 1999.

The estimated net asset value per interest as of December 14, 1999 was $119.75. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Joseph A. Filicetti
          ------------------------
          Joseph A. Filicetti
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
----------------------------------------------------
For the period from October 30, 1999 to
  November 26, 1999
Revenues:
Realized loss on commodity
  transactions..........................   $(578,136)
Change in unrealized commodity
  positions.............................     648,320
Interest income.........................      98,429
                                           ---------
                                             168,613
                                           ---------
Expenses:
Commissions.............................     151,736
Management fee..........................      39,102
                                           ---------
                                             190,838
                                           ---------
Net loss................................   $ (22,225)
                                           ---------
                                           ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
-----------------------------------------------------
For the period from October 30, 1999 to
  November 26, 1999
                                                Per
                                   Total      Interest
                                -----------   -------
Net asset value at beginning
  of period (197,450.991
  interests)..................  $24,482,681   $123.99
Contributions.................    2,102,283
Net loss......................      (22,225)
Redemptions...................     (288,043)
                                -----------
Net asset value at end of
  period (212,301.904
  interests)..................  $26,274,696    123.76
                                -----------
                                -----------
                                              -------
Change in net asset
  value per interest.......................   $ (0.23)
                                              -------
                                              -------
Percentage change..........................     (0.19)%
                                              -------
                                              -------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 ---------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer